Exhibit 10.25

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is entered into on January 17, 2007 by and between Standard Pacific Corp., a Delaware corporation (the “Company”), and Michael C. Cortney (“Executive”).

WHEREAS, Executive has been a valued employee of the Company for twenty-four years, most recently serving as President and as a Director of the Company;

WHEREAS, Executive intends to retire from the Company and resign as an employee, President, and member of the Board of Directors of the Company;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained in this Agreement, the Company and Executive agree as follows:

1. Retirement. Executive hereby resigns as an employee, President, and member of the Board of Directors of the Company, effective as of March 15, 2007 (the “Effective Date”). Effective as of the Effective Date, Executive also hereby resigns from all positions held as an employee, officer, or director of any subsidiary or affiliate of the Company.

2. Consideration. In return for the release described below and Executive’s other promises contained herein, the Company agrees as follows:

(a) Confirmation of 2006 Bonus Payment. Pursuant to and in accordance with the terms of the Company’s Management Incentive Bonus Plan, Executive is to be paid an incentive bonus for calendar year 2006 equal to 1.5% of the consolidated pretax operating income of the Company, payable 80% in cash and 20% in Company common stock. Any transfer restriction imposed by the Company on the shares issued as part of this bonus will lapse upon Executive’s retirement. The bonus will be paid no later than twenty (20) days after the Audit Committee of the Board of Directors of the Company approves the Company’s year-end financial statements for calendar year 2006.

(b) Acceleration of Restricted Stock Vesting. One-third of the February 16, 2006 restricted stock grant (25,000 shares) made to Executive in accordance with the Company’s Performance Share Award Program will not have vested as of the Effective Date. The Performance Share Award agreement between the Company and Executive provides that Executive must be continuously employed by the Company through the vesting date in order for the shares to vest and shares that do not vest will automatically be cancelled. Notwithstanding the foregoing, as of the Effective Date, all of Executive’s 25,000 remaining unvested shares shall immediately vest and all restrictions on resale of such shares imposed by the Company shall lapse.

(c) Acceleration of Selected Stock Option Vesting. Options to acquire an aggregate of 40,000 shares of Company common stock were issued to Executive on April 27, 2004. 13,332 of these options will not have vested as of the Effective Date (the “Unvested Options”). The applicable stock option agreements between the Company and Executive provide that Executive must be continuously employed by the Company through the vesting date in order for the Unvested Options to vest and options that do not vest will be automatically cancelled. Notwithstanding the foregoing, as of the Effective Date, the Unvested Options shall immediately vest.

(d) Extension of Vested Option Exercise Period. Under the terms of Executive’s stock option agreements with the Company, Executive will have 90 days following his retirement on the Effective Date to exercise vested options. Notwithstanding the foregoing, as of the Effective Date, the Company will extend the time period for Executive to exercise all options vested as of the Effective Date, including options vested pursuant to Section 2(c), above, to the close of business on December 31, 2007; provided, however, that options to acquire 17,136 shares of stock of the Company that were the subject of an option grant to Executive on January 14, 2002 shall not be extended and shall remain subject to the original terms of the option grant. Vested options unexercised as of the close of business on December 31, 2007 shall terminate. Executive understands and acknowledges that options originally issued as incentive stock options may lose the ability to qualify as incentive stock options as a result of this extension of the option exercise period.

(e) Continuation of Financial Planning Benefit. Executive shall be entitled to continuation of the Company’s AYCO financial planning benefit through December 31, 2007.

(f) 2007 Compensation. During the period of his employment during 2007, Executive shall be paid a base salary of $33,333 per semi-monthly pay period. This salary shall be paid in arrears in accordance with the Company’s normal payroll process. Executive shall not receive any bonus, equity compensation or other compensation for 2007.

3. Benefits; Company Property; Vacation; Expenses.

(a) Termination of Benefits. All perquisites and employee benefits and Executive’s participation in all employee benefit programs of the Company which are not described herein (other than Executive’s rights under COBRA and rights under the Company’s deferred compensation plans) will terminate effective on the Effective Date.

(b) Return of Company Property. On the Effective Date, Executive’s privileges under all Company credit cards will cease and Executive will be obligated to return to the Company all property of the Company, except that Executive shall be entitled to retain his cellular telephone.

(c) Payout of Accrued Unused Vacation Time. On the Effective Date, Executive shall be entitled to receive payment of Executive’s accrued unused vacation. As of December 31, 2006, this amount totaled $92,307.60.

(d) Reimbursement of Business Expenses. Executive shall be entitled to receive reimbursement for all properly documented business expenses incurred prior to the Effective Date. Executive agrees to submit proper documentation of all such expenses no later than April 30, 2007. The Company shall provide reimbursement within 30 days of receipt of Executive's properly documented business expenses.

(e) Withholding and Taxes. All amounts required to be paid by the Company hereunder shall be subject to any and all applicable withholdings, including any withholdings for any related federal, state or local taxes. Executive shall be responsible for any and all income taxes or other taxes incurred by Executive as a result of his receipt of any compensation received from the Company pursuant to the terms of this Agreement.

4. Nondisclosure; Non-Disparagement; Non-Solicitation.

(a) Nondisclosure. Executive acknowledges that in the course of his employment with the Company, certain factual and strategic information specifically related to the Company and its affiliates has been disclosed to him in confidence (“Company Information”). Executive agrees to keep such Company Information confidential, not to make use of such information on his own behalf or for any other purpose, and to return all tangible forms of such information to the Company no later than the Effective Date.

(b) Non-Disparagement.

i. Executive shall not disparage the Company, its officers, directors, employees, agents, subsidiaries, or affiliates, or publish, republish, comment upon, or otherwise disseminate: (A) any claims made by him against the Company; (B) any other comments suggesting or otherwise accusing the Company or its agents or employees of any act of discrimination, misconduct, other negative behavior or any breach of any agreements. Nothing in this provision shall be construed to prevent Executive from giving truthful testimony pursuant to a valid subpoena or other judicial process.

ii. The Company agrees that the members of its Board of Directors and Executive Officers (as such term is defined for Section 16 purposes under the Securities Exchange Act of 1934) will not disparage Executive to third parties. Nothing in this provision shall be construed to prevent any person from giving truthful testimony pursuant to a valid subpoena or other judicial process.

(c) Non-Solicitation. Without the prior written consent of the Company, for a period of two (2) years following the Effective Date, Executive shall not, directly or indirectly, entice or solicit or seek to induce or influence any person who is an employee or consultant of the Company or any of its affiliates, to leave their employment or engagement with the Company or any of its affiliates.

(d) Equitable Relief. Executive agrees that Executive’s violation, or threatened violation, of Sections 4(a), 4(b) and 4(c) would cause irreparable damage to the Company and its affiliates, and that therefore the Company shall be entitled to an injunction prohibiting Executive from any such violation or threatened violation.

5. Release.

(a) Except as prohibited by law, Executive, on behalf of himself and his successors and assigns, and the Company do hereby forever release, discharge and acquit each other, including the Company's subsidiaries, divisions, affiliates, and their respective predecessors in interest, members, partners, principals, shareholders, directors, officers, agents, employees, and representatives, and the successors and assigns of each of them (each a "Company Released

Party"), from any and all charges, complaints, claims, demands, obligations, promises, agreements, damages, actions, causes of action, suits, rights, costs, losses, debts, expenses (including attorneys' fees and costs), liabilities, and indebtedness, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, arising from, under or related to, Executive’s employment, retention or other relationships with the Company or its affiliates, the termination of that employment, retention or those relationships, and any event, act or omission arising on or before the date of this Agreement including, but not limited to, (1) any claim for salary, bonus, severance pay, or other compensation, or (2) any claim for non-vested benefits under any employee benefit plan, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity (the "Released Matters"). The Released Matters shall not include any claims for any of the following: (i) indemnification as an officer, employee or agent under applicable law, charter document or the October 22 Indemnification Agreement, (ii) the parties' rights under this Agreement, (iii) Executive's right to vested benefits under any stock option agreement or 401(k) plan, or (iv) Executive's right to workers’ compensation or unemployment benefits.

(b) Executive and the Company acknowledge and agree that the releases made herein constitute final and complete releases of Executive and the Company Released Parties with respect to all Released Matters, and that by signing this Agreement, Executive and the Company are forever giving up the right to sue or attempt to recover money, damages or any other relief from each other and the Company Released Parties for all claims they have or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof).

(c) Executive and the Company represent and warrant that they understand California Civil Code Section 1542, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Executive and the Company, being aware of Section 1542, hereby expressly waive any and all rights they may have thereunder as well as under any other statute or common law principles of similar effect under the laws of any state or the United States. This Agreement shall act as a release of all claims that may arise from the Released Matters, whether such claims are currently known or unknown, foreseen or unforeseen including, without limitation, any claims for damages resulting from the acts or omissions which occurred on or before the date of this Agreement.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Executive and the Company Released Parties, Executive and the Company expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Released Matters which they do not know or suspect to exist in their favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of all such Released Matters.

6. No Claims. Executive represents and warrants that he has not instituted any complaints, charges, lawsuits or other proceedings against any Company Released Parties with any governmental agency, court, arbitration agency or tribunal. Executive further agrees that he will not, directly or indirectly, (i) file, bring, cause to be brought, join or participate in, or provide any assistance in connection with any complaint, charge, lawsuit or other proceeding or action against any Company Released Parties at any time hereafter for any Released Matters, or (ii) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Agreement are illegal, invalid, not binding, unenforceable or against public policy, except that this Section 6 shall not apply to the right to file a charge or complaint with the Equal Employment Opportunity Commission.

7. Advice of Counsel. Executive represents and agrees that he fully understands his right to discuss, and that the Company has advised you to discuss, all aspects of this Agreement with his private attorney, that he has carefully read and fully understands all the provisions of the Agreement, that he understands its final and binding effect, that he is competent to sign this Agreement, and that he is voluntarily entering into this Agreement.

8. Acknowledgment. Executive represents and agrees that in executing this Agreement he is relying solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of his rights and claims. Executive acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Agreement, to induce Executive to execute this Agreement. Executive further acknowledges that he is not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement.

9. Cooperation in Litigation. Executive agrees to cooperate with and assist the Company in any litigation or alternative dispute resolution process which may arise between the Company and third parties with respect to matters in which Executive was involved while employed at the Company. The Company will reimburse Executive for his time (at the rate of $5,000 per 8 hour day) and reasonable costs and expenses for any cooperation or assistance provided at the request of the Company.

10. Miscellaneous

(a) Binding on Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and shall inure to the benefit of and be binding upon Executive’s heirs, executors, administrators, successors and assigns.

(b) Arbitration. Executive and the Company acknowledge and agree that any dispute regarding the application, interpretation or breach of this Agreement will be subject to final and binding arbitration before a single arbitrator who is a retired judge with JAMS/Endispute and in accordance with JAMS/Endispute’s rules for the resolution of employment disputes. Attorneys'

fees, costs and damages (where appropriate) shall be awarded to the prevailing party in any dispute, and any resolution, opinion or order of the arbitrator may be entered as a judgment of a court of competent jurisdiction. This Agreement shall be admissible in any proceeding to enforce its terms.

(c) Severability. Should any provision of this Agreement be found, held, declared, determined, or deemed by any arbitrator or court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of the Agreement.

(d) Governing Law. This Agreement shall be construed and interpreted in accordance with California law.

(e) Entire Agreement. This Agreement contains the entire agreement and understanding between Executive and the Company regarding the matters set forth herein and replaces all prior agreements, arrangements and understandings, written or oral (except for Executive’s rights and obligations under any stock option agreement or the Indemnification Agreement dated October 22 with the Company) and neither Executive nor the Company shall be bound or liable for any representation, promise or inducement not contained in this Agreement. This Agreement cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by Executive and the Company.

(f) Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective delivery of a manually executed counterpart to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY

STANDARD PACIFIC CORP., a Delaware corporation

By:	/s/ Stephen J. Scarborough
Name:	Stephen J. Scarborough
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Michael C. Cortney
Michael C. Cortney, an individual